EXHIBIT 10.1

EXECUTION COPY

$250,000,000.00

CREDIT AGREEMENT

dated as of August 15, 2008

among

CHENIERE COMMON UNITS HOLDING, LLC

as Borrower

THE LOAN PARTIES SIGNATORY HERETO,

THE LENDERS PARTY HERETO

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent and Collateral Agent

SCHEDULES

Schedule 1A	-	List of Guarantors and Grantors
Schedule 1B	-	List of LNG Entities
Schedule 1C	-	List of Non-LNG Entities
Schedule 3.09	-	Subsidiaries
Schedule 3.17	-	Environmental Matters
Schedule 3.20	-	UCC Filing Offices
Schedule 3.22	-	Solvent Loan Parties
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Perfection Certificate
Exhibit C	-	Form of Opinion of Andrews Kurth LLP
Exhibit D	-	Form of LNG Entities Guarantee and Collateral Agreement
Exhibit E	-	Form of Non-LNG Entities Guarantee and Collateral Agreement
Exhibit F	-	Form of Global Intercompany Note
Exhibit G	-	Form of Exchange Notice

This CREDIT AGREEMENT is dated as of August 15, 2008 (this “Agreement”), among CHENIERE COMMON UNITS HOLDING, LLC, a Delaware limited liability company (the “Borrower”), the LOAN PARTIES (as defined herein), the LENDERS from time to time party hereto and THE BANK OF NEW YORK MELLON, as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”).

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the preamble.

“AMEX” shall mean the American Stock Exchange.

“Applicable Rate” shall mean, for any day with respect to any Loan, 12% per annum.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, lease, license, sub-lease, sublicense, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger or otherwise) by any Loan Party other than as a result of a casualty or condemnation.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Beneficial Owner” shall have the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Loans made pursuant to Section 2.02.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CCTP” shall mean Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership.

“CCTP Pipeline” shall mean that certain approximately 94 mile pipeline owned by CCTP which connects to the Sabine Pass Terminal.

“CEI” shall mean Cheniere Energy, Inc., a Delaware corporation.

“CEI Indenture” means that certain indenture, dated as of July 27, 2005, between Cheniere Energy, Inc., as issuer, and The Bank of New York, as Trustee, for the issuance of up to $325,000,000 aggregate principal amount of 2.25% Convertible Senior Notes due 2012.

“CEI Threshold” shall mean $150,000,000, of which no more than $50,000,000 may be utilized for the purposes of issuing Guarantees in respect of obligations not constituting Indebtedness of the Marketing Entities.

“Change of Control” means, (x) with respect to any Loan Party (other than CEI and Cheniere Southern Trail Pipeline), CQP, CQP GP or Sabine, occurrence of any of the following: (i) the direct or indirect Disposition, in one transaction or a series of related transactions, of all or substantially all of the properties or assets of such entity to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than another Loan Party; (ii) the adoption of a plan relating to the liquidation or dissolution of any such Person, other than any such liquidation or dissolution that results following or in connection with the transfer of all or substantially all of the assets of such entity to a Loan Party; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than a Loan Party, becomes the Beneficial Owner, directly or indirectly, of Equity Interests representing more than 50% on a fully diluted basis of the voting power and/or economic interests of any Loan Party (other than CEI and Cheniere Southern Trail Pipeline) or CQP GP, other than any such transaction that results following or in connection with the transfer of all or substantially all of the assets of such entity to a Loan Party, measured on a fully diluted basis in voting power or the economic interests rather than number of shares or (iv) CEI shall cease to hold directly or indirectly 100% of the Equity Interests of any Loan Party; provided, that any of the transactions permitted pursuant to Section 6.05(a) or 6.05(d) shall not be a “Change of Control”;

(y) and with respect to CEI shall mean:

(i) any “person” or “group” files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or CEI otherwise becomes aware, that such person or group is or has become the “beneficial owner,” directly or indirectly, of shares of CEI’s Voting Stock (other than Preferred Stock) representing 50% or more of the total voting power or economic interests of all outstanding classes of CEI’s Voting Stock (other than Preferred Stock) or has the power, directly or indirectly, to elect a majority of the members of the “board of directors” of CEI;

(ii) CEI consolidates with, or merges with or into, another Person or CEI sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Borrower’s assets, or any Person consolidates with, or merges with or into, CEI, in any such event other than pursuant to a transaction in which the Persons (the “Existing Shareholders”) that “beneficially owned,” directly or indirectly, shares of CEI’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares of Voting Stock representing a majority of the total voting power and economic interests of all outstanding classes of Voting Stock of the surviving or transferee person in substantially the same proportion amongst such Existing Shareholders as such ownership immediately prior to such transaction;

(iii) a majority of the members of the “board of directors” of CEI are not Continuing Directors; or

(iv) CQP or CEI’s Common Stock ceases to be listed on a national securities exchange or quoted on an established over-the-counter trading market in the United States.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Cheniere Corpus Christi Pipeline” shall mean Cheniere Corpus Christi Pipeline, L.P., a Delaware limited partnership.

“Cheniere LNG Terminals” shall mean Cheniere LNG Terminals, Inc., a Delaware corporation.

“Cheniere LNG O&M Services” shall mean Cheniere LNG O&M Services, LLC, a Delaware limited liability company.

“Cheniere Pipeline Company” shall mean Cheniere Pipeline Company, a Delaware corporation.

“Cheniere Southern Trail Pipeline” shall mean Cheniere Southern Trail Pipeline, L.P., a Delaware limited partnership.

“Cheniere Southern Trail GP” shall mean Cheniere Southern Trail GP, Inc., a Delaware corporation.

“Chevron TUA” shall mean the Terminal Use Agreement dated as of November 8, 2004 between Chevron U.S.A. Inc. and Sabine.

“Closing Date” shall mean the date on which the initial Loan is made hereunder.

“CMI” shall mean Cheniere Marketing, Inc., a Delaware corporation.

“CMI TUA” means that certain Amended and Restated LNG Terminal Use Agreement between CMI and Sabine dated November 9, 2006, as amended by Amendment of LNG Terminal Use Agreement dated January 25, 2007.

“Collateral” shall mean all property and assets of a Grantor, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder. The amount of each Lender’s Commitment is set forth on Appendix B or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments on the Closing Date is $250,000,000.

“Commitment Letter” shall mean the Commitment Letter dated August 4, 2008 from GSO to CEI.

“Common Stock” shall mean any stock of any class of CEI which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of CEI and which is not subject to redemption by CEI. Shares issuable on conversion of the Preferred Stock shall include only shares of the class designated as Common Stock of CEI, par value $0.003 per share, at the date of this Agreement or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of CEI and which are not subject to redemption by CEI; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income (but not loss) of any Person not treated as a corporation for U.S. federal income tax purposes will be deemed to be the amount of distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the cumulative effect of a change in accounting principles will be excluded;

(3) any non-cash mark-to-market adjustments to assets or liabilities resulting in unrealized gains or losses in respect of Interest Rate and Currency Hedges (including those resulting from the application of SFAS 133) shall be excluded;

(4) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded; and

(5) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interest of any Person other than in the ordinary course of business, as determined in good faith by CEI, shall be excluded.

“Continuing Director” shall mean, as of any date of determination, any member of CEI’s board of directors who was a member of such board of directors on July 27, 2005, or was nominated for election or elected to such board of directors with the approval of (a) a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (b) a nominating committee, a majority of which committee were Continuing Directors at the time of such nomination or election.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“CP GP” shall mean Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company.

“CQP” shall mean Cheniere Energy Partners, L.P., a Delaware limited partnership.

“CQP GP” shall mean Cheniere Energy Partners GP, LLC, a Delaware limited liability company.

“CQP Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners’ L.P. dated as of March , 2007 as amended and in effect from time to time.

“Credit Agreement Guarantor” shall mean each person identified on Schedule 1 as a Guarantor.

“Credit Agreement Guaranty” shall mean each guaranty to be executed and delivered by a Credit Agreement Guarantor on or prior to the Closing Date.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Crest” shall mean Crest Investment Company, a Texas corporation.

“Crest Obligations” shall mean all obligations in favor of Crest under the Crest Settlement Agreement.

“Crest Settlement Agreement” shall mean that certain Settlement and Purchase Agreement, dated as of June 14, 2001, among CEI, CXY Corporation, Crest, Crest Energy, L.L.C. and Freeport LNG Terminal, LLC.

“CSH” shall mean Cheniere Subsidiary Holdings, LLC, a Delaware limited liability company.

“CSH Credit Agreement” shall mean that certain credit agreement, dated as of May 31, 2007, as among CSH, as Borrower, Perry Principals Investments, LLC, as joint lead arranger and joint borrower, the several lenders from time to time party thereto, and the Bank of New York, as administrative agent.

“Daily VWAP” of the Common Stock means, for any VWAP Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page HOLX.Q <equity> AQR (or any equivalent successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such VWAP Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by the Borrower.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Delayed Draw Borrowing Date” shall mean the date of the Borrowing of the Delayed Draw Loan.

“Delayed Draw Loan” shall mean the term loan made by the Lenders to the Borrower pursuant to Section 2.01(ii). Except where expressly stated to the contrary or where the context otherwise requires, the Delayed Draw Loan shall be a Loan for all purposes of this Agreement.

“Depositary Agreement” shall mean the Security Deposit Agreement dated as of August 15, 2008, between Holdings and the Collateral Agent.

“Disposition” with respect to any property, shall mean any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings

“Dollars” or “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other person approved by the Required Lenders (other than a natural person or the Borrower or any of its Affiliates).

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the failure by a Benefit Plan to satisfy the minimum funding standard under Section 412 of the Tax Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which any Loan Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower or any other Loan Party could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of the Borrower or any other Loan Party.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Date” shall have the meaning assigned to such term in Section 2.13.

“Exchange Notice” shall have the meaning assigned to such term in Section 2.13.

“Exchange Rate” shall have the meaning assigned to such term in the Investors’ Agreement.

“Exchangeable Portion” shall mean the outstanding principal amount of the Loans less any portion thereof that is attributable to Permitted Accrued Interest.

“Existing Credit Agreement” shall mean that certain $95,000,000 Credit Agreement, dated as of May 5, 2008, among Cheniere Common Units Holdings, LLC, as the Borrower, the Lenders party thereto, and Credit Suisse, Cayman Islands Branch, as Administrative Agent, Collateral Agent, and a Lender.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, for the Business Day preceding such day, provided that if such rate is not so published for any day that is a Business

Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall have the meaning assigned to such term in Section 2.04(a).

“Financial Officer” of any person shall mean the chief financial officer, the principal accounting officer, the senior vice president strategic planning and finance, or the treasurer of such person.

“FIRPTA Certificate” shall mean a certificate of CEI confirming that CEI is not, and has not been for the five year period preceding the date of the certificate, a United States Real Property Holding Corporation as defined in Section 897 of the Tax Code.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Tax Code.

“GAAP” shall mean generally accepted accounting principles in the United States.

“GCP” shall mean Grand Cheniere Pipeline, LLC, a Delaware limited liability company.

“Global Intercompany Note” shall mean the Subordinated Intercompany Note dated as of August 15, 2008 and in the form of Exhibit F.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Grantor” shall mean the persons identified on Schedule 1 as Grantors.

“GSO” shall mean GSO Capital Partners LP.

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) pursuant to which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, any natural gas, liquefied natural gas, or natural gas liquids or fractions, any oily bilge water, black water or gray water from marine vessels, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined or regulated as such by, or pursuant to, any Environmental Law, or any substance that requires removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Holdco 1” means Cheniere Midstream Holdings, Inc., a Delaware corporation.

“Holdings” means Cheniere LNG Holdings, LLC, a Delaware limited liability company, and the direct parent of the Borrower.

“HSR Act” shall have the meaning assigned to such term in Section 2.13(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances and bank guaranties. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean each promissory note dated prior to the date of this Agreement made by any Subsidiary of CEI to any Loan Party evidencing Indebtedness owed to such Loan Party by such Subsidiary.

“Interest Payment Date” shall mean, as to any Loan, (a) the last Business Day of each January and July to occur while such Loan is outstanding, (b) the Maturity Date, and (c) the date of repayment or prepayment made in respect thereof and (d) the date of exchange of such Loan pursuant to Section 2.13 (other than, in the case of clause (d), Permitted Accrued Interest in respect of Loans exchanged other than pursuant to Section 2.08, which shall be an Interest Payment Date).

“Interest Payment Commencement Date” shall mean August 15, 2011.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Investors’ Agreement” shall mean the Investors Agreement, dated as of August 15, 2008, by and among CEI, the Borrower and each of the Investors listed on the signature pages thereto.

“Lenders” shall mean (a) each Person listed on the signature pages hereto as a Lender (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance; provided, however, that to the extent a Lender exchanges any Loans pursuant to Section 2.13, it shall no longer be a Lender to the extent of any Loan so exchanged.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LNG Entities Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit D to be executed and delivered by each Loan Party that is an LNG Entity on or prior to the Closing Date, together with each supplement or joinder thereto executed and delivered pursuant to Section 5.09.

“LNG Entity” shall mean each Loan Party set forth on Schedule 1B to this Agreement that is subject to the Crest Obligations.

“Loan Documents” shall mean this Agreement, any promissory note executed and delivered in connection herewith, the Security Documents, and the Credit Agreement Guaranties.

“Loan Party” shall mean each Credit Agreement Guarantor and Grantor, other than CQP GP and the Marketing Entities.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Article II.

“Management Services Agreement” shall mean, each of the following agreements: (i) Operation and Maintenance Agreement dated February 25, 2005 between Sabine and Cheniere LNG O&M Services, whose interest was assigned to CQP GP, (ii) Management and Administrative Services Letter Agreement dated March 26, 2007 between CQP and Cheniere LNG Terminals, (iii) Management Services Agreement, dated February 25, 2005, between Sabine GP, whose interest has been assigned to Cheniere LNG Terminals, and Sabine and (iv) Services and Secondment Agreement dated March 26, 2007 between Cheniere LNG O&M Services, LLC and Cheniere Energy Partners GP, LLC.

“Management Services Agreement Consent” shall mean each Management Services Agreement Consent and Agreement among the parties to a Management Services Agreement and the Collateral Agent.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Marketing Entities” shall mean Cheniere Supply & Marketing, Inc. and CMI and any of their respective Subsidiaries.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or materially adversely affecting (a) the business, assets, liabilities, operations, prospects or condition (financial or otherwise), or properties of CEI and its consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent, the Collateral Agent, Lenders or the Secured Parties thereunder.

“Maturity Date” shall mean the earlier of the tenth anniversary of the Closing Date and the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any specified person, the net income (loss) of such Person, determined in accordance with GAAP.

“Non-LNG Entities Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit E to be executed and delivered by each Loan Party that is a Non-LNG Entity on or prior to the Closing Date, together with each supplement or joinder thereto executed and delivered pursuant to Section 5.09.

“Non-LNG Entity” shall mean each Loan Party set forth on Schedule 1C hereof that is not subject to the Crest Obligations.

“Obligations” shall mean all obligations defined as “Obligations” in the Security Documents.

“Officer’s Certificate” shall mean a certificate from a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent.

“Operation Fee” shall have the meaning assigned to such term in the CMI TUA.

“Ordinary Course Operations” shall mean (i) making payments with respect to the CSH Credit Agreement and related documents, (ii) making payments with respect to the CEI Indenture and the notes issued pursuant thereto, (iii) making payments in respect of the Crest Obligations to the extent not paid by CQP or its Subsidiaries in an amount not to exceed $10,950,000 per Production Year as defined in the Crest Settlement Agreement, (iv) organizational maintenance cost and expenses of Loan Parties and Marketing Entities, including personnel and other overhead costs, (v) funding the operations of the Marketing Entities, (vi) funding oil and gas exploration and development and operations expenditures, (vii) funding capital calls with respect to Cheniere FLNG, L.P., (viii) funding Frontera Pipeline, LLC and its Subsidiaries and (ix) funding other expenses reasonably related to the operations of the Loan Parties and their Subsidiaries and the organizational maintenance cost and expenses of Subsidiaries of CEI that are not Loan Parties or Marketing Entities.

“Organizational Documents” shall mean (i) with respect to any corporation, its articles or memorandum of association certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

“Paying Agent” shall have the meaning assigned to such term in Article VIII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit B or any other form approved by the Required Lenders.

“Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and approvals granted by or filed with a Governmental Authority.

“Permitted Accrued Interest” shall have the meaning assigned to such term in Section 2.05(b).

“Permitted Capital Projects” shall mean construction of capital projects related solely to a pipeline project owned or developed by a Pipeline Entity, including project development expenditures but not including research and development expenses.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 6.01.

“Permitted Investments” means any one or more of the following:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Lien” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pipeline Indebtedness” shall mean (1) Indebtedness or Liens incurred by a Pipeline Entity for construction of Permitted Capital Projects by such Pipeline Entity which Indebtedness matures after the Loans, provided that such Indebtedness or Liens have recourse only to such Pipeline Entity and/or its properties; (2) any Indebtedness incurred between (A) a

Pipeline Entity and (B) any direct or indirect parent of such Pipeline Entity; provided such direct or indirect parent agrees to subordinate such Indebtedness to claims of the Lenders under the Loan Documents; and (3) Indebtedness of a Pipeline Entity and/or secured by the properties of a Pipeline Entity the proceeds of which are used to pay Permitted Accrued Interest or deposited into a collateral account pledged to secure the Loans which proceeds may be disbursed from such collateral account with the consent of the Required Lenders upon request of the Pipeline Entity which incurred or whose assets secure the Indebtedness.

“Person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pipeline Entity” shall mean each of GCP, CP GP, CCTP, Cheniere Southern Trail GP, Inc., Cheniere Southern Trail Pipeline L.P., and Cheniere Corpus Christi Pipeline.

“Pledged Securities” shall mean the “Pledged Securities” as defined in the Security Documents.

“Preferred Stock” shall mean the Series B Preferred Stock of CEI.

“Put Notice” shall have the meaning set forth in Section 2.09(a).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee by, leased from time to time, by or held by or in favor of any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, or holding thereof.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans representing at least a majority of the sum of all Loans outstanding at such time.

“Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“Reservation Fee” shall have the meaning assigned to such term in the CMI TUA.

“Responsible Officer” of any person shall mean any chief operating officer, chief executive officer, other executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Loan Party (or any direct or indirect parent thereof) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Loan Party (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Loan Party (or any direct or indirect parent thereof) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness owed to an Affiliate of the Borrower other than a Loan Party.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Corporation.

“Sabine” shall mean Sabine Pass LNG, L.P., a Delaware limited partnership.

“Sabine GP” shall mean Sabine Pass LNG-GP, Inc.

“Sabine Indenture” shall mean the Indenture dated as of November 9, 2006 among Sabine, the Guarantors (as defined herein) and The Bank of New York, as trustee, as amended from time to time.

“Sabine Notes” shall mean Sabine’s senior secured notes issued on November 9, 2006 pursuant to the Sabine Indenture in an aggregate principal amount of $2,032,000,000, consisting of $550,000,000 of 7.25% Senior Secured Notes due 2013 and $1,482,000,000 of 7.50% Senior Secured Notes due 2016 and any “Additional Notes” issued pursuant to and as defined in the Sabine Indenture.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on any exchange or market, a Business Day.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SEC Documents” shall mean all reports, schedules, forms and other documents (including exhibits and all information incorporated by reference therein) required to be filed by CEI with the SEC since January 1, 2008, pursuant to the Securities Act or the Exchange Act.

“Secured Parties” shall have the meaning assigned to such term in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Security Agreement” shall mean each of the LNG Entities Guarantee and Collateral Agreement and the Non-LNG Entities Guarantee and Collateral Agreement.

“Security Documents” shall mean the Security Agreements, the Depositary Agreement, each of the other pledges, consents and other instruments and documents executed and delivered pursuant to any of the foregoing, and each of the other agreements, documents or instruments that creates or purports to create a Lien in favor of the Collateral Agent.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Subordinated Indebtedness” means any Indebtedness that is subordinated to the payment of the obligations under the Credit Agreement.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly, or (b) that is, at the time any determination is made, otherwise Controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities, withholdings, assessments or fees of any nature including interest, penalties and additions thereto imposed by any Governmental Authority or other taxing authority.

“Total TUA” shall mean the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and Sabine; as amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005.

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs and (ii) there is no VWAP Market Disruption Event.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, (b) the borrowings hereunder and the use of proceeds thereof, (c) the granting of Liens by each of the Grantors pursuant to the Security Documents to which it is a party, (d) the execution, delivery and performance of the Credit Agreement Guaranties, (e) the repayment in full and termination of the Existing Credit Agreement, and the termination of the Liens and security interests granted in connection therewith, (f) the deposit of $135,000,000 in the aggregate into the TUA Reserve Account, and (g) any other transactions related to or entered into in connection with any of the foregoing.

“TUA” shall mean each of the CMI TUA the Chevron TUA and the Total TUA.

“TUA Reserve Account” shall mean the account of such name maintained by Holdings with the Collateral Agent in accordance with the Depositary Agreement.

“UCC” shall mean the Uniform Commercial Code.

“Units” shall mean the common limited partnership units of CQP held by the Borrower.

“Voting Stock” shall mean securities of any class of Equity Interests of CEI entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) directly or indirectly to vote in the election of members of CEI’s board of directors.

“VWAP Market Disruption Event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Scheduled Trading Day for the Common Stock for an aggregate one half-hour period of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits imposed by the stock exchange or otherwise, in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs during the regular trading session on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then VWAP Trading Day means a Business Day

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend provision hereof to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

ARTICLE II.

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions hereof (including, without limitation, Article IV) and relying upon the representations and warranties set forth herein, (i) each of the Lenders other than GSO COF Facility LLC agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment and (ii) GSO COF Facility LLC agrees to make one or more Delayed Draw Loan to the Borrower in an aggregate principal amount equal to $76,650,000 on or after the Closing Date but no later than August 22, 2008. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made on the Closing Date, provided that the Loan or Loans from GSO COF Facility LLC shall be made on or after the Closing Date but no later than August 22, 2008; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Each Lender shall make the Loan to be made by it hereunder on the proposed date therefor by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 Noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the Borrower designated by the Borrower.

SECTION 2.03. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender made to the Borrower as provided in Section 2.07

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04 in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from or on behalf of the Borrower in respect of interest and principal (and any other amounts) and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement and (ii) if there is any conflict between such accounts and the Register, the Register shall govern.

(e) Any Lender may request that the Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its permitted assigns and in a form and substance reasonably acceptable to the Administrative Agent. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its permitted assigns.

SECTION 2.04. Fees; Payments to Administrative Agent. (a) The Borrower agrees to pay to the Administrative Agent or the Lenders, as the case may be, for their respective accounts, the fees in the amounts and at the times from time to time agreed to separately in writing by the Borrower (or any Affiliate) and the Administrative Agent (the “Fees”).

(b) Any and all amounts paid to the Administrative Agent for the benefit of the Lenders hereunder or under any Loan Document shall be deemed paid by the Borrower to the Lenders on the date such amounts are paid to the Administrative Agent in accordance with Section 2.13 and otherwise pursuant to this Agreement or such Loan Document, and the Borrower shall not be liable to any Lender for such amounts paid to the Administrative Agent, but not forwarded by the Administrative Agent to such Lender pursuant to this Agreement.

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.05. Interest on Loans. (a) Subject to the provisions of Section 2.06, the Loans shall bear interest (computed on the basis of a year of 365 days (or 366 days in a leap year)) at a rate per annum equal to the Applicable Rate.

(b) Interest on each Loan shall be payable in arrears on the Interest Payment Dates, except as otherwise provided in this Agreement, in an amount equal to the interest accrued and unpaid since the previous Interest Payment Date. Prior to the Interest Payment Commencement Date, at Borrower’s option, interest may be accrued (such interest, together with interest on such interest, “Permitted Accrued Interest”). Permitted Accrued Interest shall bear interest from the date of the applicable Interest Payment Date at the same rate per annum and payable in the same manner as in the case of the original respective principal amounts of the Loans, and shall otherwise be treated as principal hereunder and shall be considered a Loan, provided, that (i) the portion of the Loans which evidence Permitted Accrued Interest are not exchangeable into Preferred Shares, (ii) Permitted Accrued Interest is due and payable as provided in Section 2.08, as provided in Section 2.09, on the Maturity Date and upon acceleration of the payment of principal of the Loans pursuant to Article VII and (iii) in the event of any repayment or prepayment of any Loan, accrued interest not previously capitalized on the principal amount repaid or prepaid shall be payable in full in cash on the date of such repayment or prepayment.

SECTION 2.06. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand from time to time pay interest in cash, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) at the rate otherwise applicable to Loans hereunder pursuant to Section 2.05 plus 2.00% per annum.

SECTION 2.07. Repayment of Loans. All Loans (including Loans constituting Permitted Accrued Interest) then outstanding shall be due and payable in full in cash on the Maturity Date, together with accrued and unpaid interest and Fees on the principal amount to be paid to but excluding the date of payment. All repayments pursuant to this Section 2.07 shall be subject to Section 2.11, but shall otherwise be without premium or penalty.

SECTION 2.08. Voluntary Prepayments. (a) Upon 45 days prior written notice to the Lenders, Borrower may prepay at least $50,000,000 of the principal amount of the Loans without premium or penalty at any time if the Daily VWAP for the Common Stock has been greater than $12.50 (the “Required Conversion Price”) per share for the thirty (30) Trading Day period immediately preceding such prepayment date. All prepayments under this Section 2.08 shall be accompanied by accrued and unpaid interest (including Permitted Accrued Interest) and Fees on the principal amount to be prepaid to but excluding the date of payment. All prepayments pursuant to this Section 2.08 shall be subject to Section 2.11. In order to exercise any such election to prepay all or a portion of the Loans, the Borrower shall, at the time it gives notice of prepayment, arrange for one or more investment banking firms of national reputation to underwrite the sale of the Common Stock issuable upon conversion of all shares of Preferred Stock that are issuable upon exchange of the Loans pursuant to an underwriting agreement on customary terms for similar offerings of securities. In the event the underwriter(s) are unable to arrange for the sale of such Common Stock at a price at least equal to the Required Conversion Price, the Borrower’s notice of prepayment shall be deemed to have been withdrawn. The Required Lenders at their sole discretion, and without regard to whether the underwriter is able to obtain the Required Conversion Price, may notify the Borrower within five (5) days of notice of prepayment of their election not to proceed with an offering of Common Stock and of their election to exchange and retain Preferred Stock. At the time the Borrower gives any notice of prepayment, it will deliver the information and take the actions required pursuant to Section 5.15; provided that no prepayment shall be made prior to the termination of the required waiting period under the HSR Act.

SECTION 2.09. Mandatory Prepayments. (a) For thirty (30) days following the third, fifth and seventh year anniversary of the Closing date, the Required Lenders shall have the right to require that the Borrower repay all or any part of the Loans at a purchase price in cash equal to 100% of the outstanding principal amount of such Loans (excluding Permitted Accrued Interest) plus accrued and unpaid interest, if any, to the date of purchase. The Required Lenders electing to have the Loans repaid under this paragraph (a) will be required to give notice (“Put Notice”) in writing to the Borrower, with a copy to the Administrative Agent, at the address specified in Section 9.01 at least ninety (90) days prior to the requested repayment date.

(b) Upon a Change of Control, the Required Lenders shall have the right to require that the Borrower repay all or any part of the Loans at 100% of the outstanding principal amount of the Loans (including Permitted Accrued Interest) plus accrued and unpaid interest, if any, to the date of repayment. The Required Lenders, if they elect to have the Loans repaid under this paragraph (b), will be required to give notice in writing to the Borrower, with a copy to the Administrative Agent, at the address specified in Section 9.01 at least ten (10) days prior to the requested repayment date.

(c) On a repayment date under paragraph (b) above, the Borrower shall repay the Loans to be repaid to the Lenders entitled thereto upon, in the case of Loans evidenced by promissory notes, surrender of such promissory notes. All prepayments pursuant to this Section 2.09 shall be subject to Section 2.11.

SECTION 2.10. Pro Rata Treatment. Each payment or prepayment of principal, and each payment of interest on the Loans shall, other than as specifically provided in this Section 2, be allocated pro rata among the Lenders in accordance with their respective principal amounts of their outstanding Loans.

SECTION 2.11. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.12 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.12. Payments. (a) The Borrower shall make each payment (including principal of or interest on the Loans or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. For purposes of computing interest, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day, in the Administrative Agent’s sole discretion. Each such payment shall be made to the Administrative Agent at its offices at Irving, Texas. All payments hereunder and under each other Loan Document shall be made in Dollars.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

SECTION 2.13. Exchange of Loans. (a) Subject to the further provisions of the Investors’ Agreement (including the obligations of the Borrower and CEI pursuant to Section 5.1.1 of the Investors’ Agreement), a Lender may exchange the Exchangeable Portion of its Loan in whole or in part into Preferred Stock at any time prior to 5:00 p.m., New York City time, on the Business

Day immediately preceding the Maturity Date, at the Exchange Rate in effect on the date the Exchange Notice is delivered; provided that, the amount of the Exchangeable Portion of the Loan to be exchanged shall be equal to or greater than $10,000,000 in principal amount (or the entire amount of such Lender’s Exchangeable Portion of the Loans, if less than $10,000,000) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Exchangeable Portion of the Loan).

(b) Subject to the proviso of Section 5.1.1 to the Investors’ Agreement, the Exchangeable Portion of Loans delivered for exchange will be deemed to have been exchanged immediately prior to 5:00 p.m. on the Exchange Date. A Lender is not entitled to any rights with regard to Series B Preferred Stock until such Lender has exchanged in accordance with Section 5.2.1 of the Investors’ Agreement (or is deemed to have exchanged) and shall be entitled to rights with regard to Series B Preferred Stock only to the extent such Exchangeable Portion of Loans have been exchanged (or deemed to have exchanged) into Series B Preferred Stock pursuant to Article 5 of the Investors’ Agreement.

(c) The right of exchange attaching to the Exchangeable Portion of any Loan may be exercised (i) if such Loan is not represented by a promissory note, by book-entry transfer by the Administrative Agent, or (ii) if such Loan is represented by a promissory note, by delivery of such promissory note at the specified office of the Administrative Agent, accompanied, in either case, by: (1) a duly signed and completed Exchange Notice, in the form as set forth as Exhibit G (an “Exchange Notice”), which Exchange Notice shall specify the Exchangeable Portion of such Loan to be exchanged; (2) if any promissory note has been lost, stolen, destroyed or mutilated, a notice to CEI and the Administrative Agent regarding the loss, theft, destruction or mutilation of the promissory note together with reasonable indemnity for Borrower and CEI; (3) appropriate endorsements and transfer documents if required by CEI; and (4) payment of any Other Tax due, in accordance with Section 5.4 of the Investors’ Agreement, that would be payable because of the issue, delivery or registration of the Series B Preferred Stock in the name of a person other than the Lender of such Loan. Subject to the proviso to the first paragraph of Section 5.1.1 of the Investors’ Agreement, the date on which the Lender satisfies all of the requirements in the immediately preceding sentence is the “Exchange Date.” Notwithstanding any other provision of this Agreement, the Borrower shall not redeem or prepay any (or any portion thereof) with respect to which an Exchange Notice has been delivered to the Administrative Agent. CEI shall deliver to the Lender a certificate for the number of whole shares of Preferred Stock issuable upon the conversion (and cash in lieu of any fractional shares pursuant to Section 5.3 of the Investors’ Agreement) on the applicable date specified in Section 5.13 of the Investors’ Agreement for such delivery.

(d) Upon exchange of a Loan, such person shall no longer be a Lender to the extent of such exchanged Loan. No adjustment will be made to the Exchange Rate for accrued and unpaid interest on an exchanged Loan except as provided herein or in the Investors’ Agreement.

(e) Upon surrender of a Loan evidenced by a promissory note that is exchanged in part, the Borrower shall execute and deliver to the Lender a new note evidencing the Loan equal in principal amount to the unexchanged portion of the Loan promissory note surrendered.

SECTION 2.14. Mandatory Principal Payments. On each Interest Payment Date occurring after the fifth anniversary of the Closing Date (each, an “AHYDO Determination Date”), Borrower shall prepay in cash each Loan then outstanding by a principal amount equal to the “Mandatory Principal Payment Amount” for such Loan and such AHYDO Determination Date (each such payment, a “Mandatory Principal Payment”) plus any accrued and unpaid interest thereon. The “Mandatory Principal Payment Amount” for any Loan on any AHYDO Determination Date means the amount for a portion of a Loan required to be paid on such AHYDO Determination Date to prevent such Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Tax Code. No partial payment of the Loans prior to an AHYDO Determination Date pursuant to any other provision of this Agreement will alter the Borrower’s obligation to make the Mandatory Principal Payment with respect to Loans that remain outstanding on an AHYDO Determination Date. Any prepayment under this Section 2.14 shall first reduce principal attributable to any Permitted Accrued Interest on the applicable Loan before reducing any Exchangeable Portion of such Loan.

ARTICLE III.

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (unless such representation or warranty indicates that it is made only by a specific Loan Party or group of Loan Parties, in which case such representation or warranty shall apply only to such Loan Party or Loan Parties, as the case may be), that, except as set forth in the SEC Documents filed prior to the date hereof:

SECTION 3.01. Organization; Powers. Such Loan Party is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all corporate, limited liability company or partnership, as the case may be, power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where any failure to have such qualification would not reasonably be expected to have a Material Adverse Effect and (d) has the corporate, limited liability company or partnership, as the case may be, power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

SECTION 3.02. Authorization; No Conflicts. The Transactions: (a) to the extent required from such Loan Party, have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute

(alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party (other than Liens created under the Security Documents).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by such Loan Party and constitutes, and each other Loan Document when executed and delivered by such Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions as they relate to such Loan Party, except for (a) the filing of UCC financing statements, (b) filings required by applicable federal and state securities laws, (c) such as have been made or obtained and are in full force and effect and (d) for such other actions, consents, approvals, registrations, filings, and notifications, which if not obtained or made would not reasonably be expected to cause a Material Adverse Effect.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders the audited consolidated balance sheets and statements of income, stockholder’s equity and cash flows of CEI as of and for the fiscal years ended December 31, 2006 and December 31, 2007, and the unaudited consolidated balance sheets and statements of income, stockholder’s equity and cash flows as of and for the fiscal quarters ended March 31, 2008 and June 30, 2008. CEI represents that (a) such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of CEI and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP (subject in the case of unaudited financials to normal year-end adjustments and the absence of footnotes), and (b) that such balance sheet and the notes thereto disclose all material liabilities, direct or contingent, of CEI and its consolidated Subsidiaries as of the date thereof required to be disclosed thereon by GAAP.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred since December 31, 2007 that has caused, or would reasonably be expected to cause, a Material Adverse Effect.

SECTION 3.07. Title to Collateral. Each of the Grantors represents and warrants that it has good title to all of the Collateral pledged by it, free and clear of all Liens (other than Permitted Liens).

SECTION 3.08. Equity Interests. Each Grantor represents and warrants that any Equity Interests constituting Collateral in which it grants a Lien pursuant to a Security Document are fully paid and nonassessable and are owned by it free and clear of all Liens (other than Liens created under the Security Documents or Permitted Liens).

SECTION 3.09. Subsidiaries. CEI represents and warrants that Schedule 3.09 sets forth a list of all of its direct and indirect Subsidiaries, including each such Subsidiary’s exact legal name (as reflected in such person’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of each Loan Party (direct or indirect) therein.

SECTION 3.10. Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of such Loan Party, threatened against or affecting such Loan Party or any of its business, property or rights (i) that involve any Loan Document or the Transactions or (ii) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each Loan Party is in compliance with all Requirements of Law, orders, writs, injunctions and orders, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Agreements. None of the Loan Parties is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound where such default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. Federal Reserve Regulations. (a) Such Loan Party is not engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, by such Loan Party for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any of the Loan Parties in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.13. Investment Company Act. Such Loan Party is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.14. Use of Proceeds. (a) The Borrower will use the proceeds of the Loan funded on the Closing Date (i) to repay in full all obligations outstanding under the Existing Credit Agreement, (ii) to pay fees and expenses in connection with the Transaction and (iii) to deposit the remaining proceeds of such Loan in the TUA Reserve Account.

(b) The Borrower will use the proceeds of the Delayed Draw Loan (i) to deposit the proceeds of such Loan in the TUA Reserve Account up to an aggregate balance, when combined with the amounts deposited pursuant to Section 4.02(d), of $135,000,000, (ii) to pay fees and expenses in connection with such Delayed Draw Loan and (iii) to fund working capital and for general corporate needs of Borrower and CEI with the remaining proceeds of such Loan.

SECTION 3.15. Tax Returns. Each Loan Party has timely filed or timely caused to be filed all Federal, state, local and foreign Tax returns or materials required to have been filed by it and all such Tax returns are correct and complete in all material respects. Each Loan Party has timely paid or timely caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside on its books adequate reserves in accordance with GAAP. Each Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Tax Lien has been filed, and to the knowledge of such Loan Party, no claim is being asserted, with respect to any Tax imposed on any Loan Party. Such Loan Party (a) does not intend to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or (b) is not aware of any facts or events that would result in such treatment.

SECTION 3.16. No Material Misstatements. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which a Loan Party, CQP or any of CQP’s Subsidiaries is subject, and all other matters known to any of them that individually or in the aggregate, in each such case would reasonably be expected to result in a Material Adverse Effect. No information, report, financial statement, exhibit or schedule furnished by such Loan Party to the Lenders in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, such Loan Party represents only that it acted in good faith and utilized assumptions believed by it to be reasonable in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.17. Terminal Use Agreements. Each TUA provided to the Lenders is the current form of TUA, which agreements have not been amended (or further amended) from the versions delivered to the Lenders.

SECTION 3.18. Employee Benefit Plans. Such Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in material liability of such Loan Party or any of its ERISA Affiliates. The present value of all benefit liabilities under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of such Benefit Plan, and the present value of all benefit liabilities of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Benefit Plans.

SECTION 3.19. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, such Loan Party:

(i) has not failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, or to comply with any environmental mitigation requirement or environmental condition of any other Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;

(ii) has not become a party to any governmental, administrative or judicial proceeding and possesses no knowledge of any such proceeding that has been threatened under Environmental Law;

(iii) has not received notice of or become subject to, and is not aware of any facts or circumstances that would reasonably be expected to form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;

(iv) does not possess knowledge that any Real Property owned by it (A) is subject to any Lien or restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (B) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that would reasonably be expected to result in any Environmental Liability;

(v) does not possess knowledge that there has been a Release or threat of Release of, Hazardous Materials at or from any Real Property owned by it (or from any facilities or other properties formerly owned, leased or operated by it) in violation of, or in amounts or in a manner that would reasonably be expected to give rise to liability under, any Environmental Law;

(vi) has not generated, treated, stored, transported, or Released Hazardous Materials at or from the Real Property owned by it (or from any facilities or other properties formerly owned, leased or operated by it) in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law;

(vii) is not aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated that could (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to an Environmental Liability on the part of such Loan Party or (B) interfere with or prevent continued compliance with Environmental Laws by such Loan Party; or

(viii) has not pursuant to any order, decree, judgment or agreement by which it is bound assumed the Environmental Liability for any person other than a Loan Party.

SECTION 3.20. Security Documents. Each of the Security Documents to which such Loan Party is a party is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds thereof and, upon the earlier of (i) delivery of the Collateral to the Collateral Agent and (ii) filing of financing statements and other required documentation in appropriate form in the offices specified on Schedule 3.20, such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (other than Permitted Liens and the Liens securing the Crest Obligations).

SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes or lockouts pending against any Loan Party, or Sabine or, to the knowledge of such Loan Party, threatened. None of the Loan Parties nor, to the knowledge of the Loan Parties, Sabine, is bound by any collective bargaining agreement.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans: (a) the value of the assets of each of the Loan Parties listed on Schedule 3.22, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each such Loan Party expects to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no such Loan Party will have unreasonably small capital resources with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Single Purpose Entity; Separateness. The Borrower represents as follows:

(i) It solely conducts the business contemplated to be conducted by it pursuant to the Loan Documents, and is a party to, and is bound by, solely the Loan Documents to which it is a party, and no other contract, except for banking agreements, process agent agreements and similar agreements not otherwise prohibited under this Agreement which are incidental to conducting its business as permitted hereunder and under their respective Organizational Documents.

(ii) It maintains separate bank accounts and separate books of account from the other Loan Parties and all other persons.

(iii) It conducts its business and operations separate and apart from that of any other person (including the owners of its Equity Interests and their Affiliates) and solely in its own name in a manner not misleading to other persons as to its identity, and not identify itself as a division of any other entity, and generally holds itself out as a separate entity, conducts its dealings with third parties (including the owners of its Equity Interests and their Affiliates) on an arm’s length, fair and reasonable basis, and observes all procedures and organizational formalities under applicable law, or pursuant to the terms of its Organizational Documents.

(iv) It maintains its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other person.

SECTION 3.24. CCTP Pipeline. CCTP represents as of the Closing Date, the CCTP Pipeline is mechanically complete and capable of transporting natural gas throughout its entire length.

SECTION 3.25. Construction Budget. CEI represents that the Construction Budget for Sabine delivered to the Lenders under a letter dated August 13, 2008 from the Senior Vice President Strategic Planning and Finance of CEI is the most recent construction budget prepared for the Sabine regasification facility and represents CEI’s current best estimate of all costs, fees, taxes and expenses to complete the construction, commissioning cool down and startup of the Sabine regasification facility and related equipment.

SECTION 3.26. Intellectual Property. Except to the extent the same would not reasonably be expected to have a Material Adverse Effect: each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any valid basis for any such claim; and the use of Intellectual Property by each Loan Party does not infringe on the rights of any Person in any material respect.

SECTION 3.27. Dividends and Distributions. As of the Closing Date, CEI has no knowledge after due inquiry of any circumstance or event that is reasonably expected to restrict or prevent CQP from making distributions on its Units within 45 days of December 31, 2008.

SECTION 3.28. Management Services Agreements. Each Management Services Agreement provided to the Lenders is the current form of Management Services Agreement, which agreements have not been amended (or further amended) from the versions delivered to the Lenders. None of the parties to any of the Management Services Agreements is a party to any netting or other arrangement that would permit such party to set off amounts owing from any payor under any Management Services Agreement of amounts owed to such payor by the counterparty or any of its Affiliates under any other agreement or arrangement.

ARTICLE IV.

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (each such event being a “Credit Event”):

(a) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects.

(b) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document (entered into on or prior to such Borrowing) on its part to be observed or performed, and, at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower certifying that the Borrower, after giving effect to the Transactions, meets the solvency criteria set out in Section 3.22.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) Each of the Lenders, simultaneously with the making of the Loan, shall have received evidence reasonably satisfactory to it that all loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder shall have been paid in full, all commitments to extend credit thereunder shall have terminated, and all Liens securing obligations thereunder shall have been released.

(b) All fees payable to Cheniere LNG O&M Services, CQP GP and Cheniere LNG Terminals under the Management Services Agreements shall have been pledged to the Collateral Agent, pursuant the Security Documents.

(c) Each of the Management Services Agreement Consents shall have been executed and delivered.

(d) Simultaneously with the making of the Loan, the TUA Reserve Account shall be funded in an amount not less than $70,504,050.06.

(e) The Administrative Agent and the financial institution with which the TUA Reserve Account is established shall have entered into a deposit control agreement (or similar agreement) with respect to the TUA Reserve Account, in form and substance satisfactory to the Lenders and the Administrative Agent.

(f) The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the Closing Date, except (x) to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects.

(g) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to the Loans, no Event of Default or Default shall have occurred and be continuing.

(h) All material governmental and third party consents and approvals required with respect to the Transactions (other than any filing or approval if any needed under the HSR Act) shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that would reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(i) The Lenders shall have received, on behalf of themselves and the Administrative Agent, a favorable written opinion of Andrews Kurth LLP, counsel to the Borrower, covering such matters relating to the Loan Documents and the Transactions as the Lenders shall reasonably request, in form and substance satisfactory to the Lenders and in the form of Exhibit C.

(j) The Lenders shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited partnership agreement or operating agreement, as the case may be, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below (such by-laws, limited partnership agreement or operating agreement to be in form and substance reasonably satisfactory to the Lenders), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers, as the case may be, of each of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and the granting of the Liens contemplated to be granted under the Security Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent or the Lenders may reasonably request.

(k) The Lenders (and the Administrative Agent solely for purposes of clause (i) hereof) shall have received (i) this Agreement and each of the other Loan Documents, each executed and delivered by a duly authorized officer of the Loan Parties party thereto, and (ii) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower.

(l) The Collateral Agent shall have been granted on the Closing Date perfected Liens on the Collateral (subject only to Permitted Liens, including the Liens securing the Crest Obligations) and shall have received such other documents as the Collateral Agent shall reasonably request and which are customarily delivered in connection with security interests in assets of the type subject to the Lien purported to be created by the Security Documents. The Pledged Securities, and the Global Intercompany Note shall have been duly and validly pledged to the Collateral Agent, for the ratable benefit of the Secured Parties, under the applicable Security Documents, and certificates representing such Pledged Securities, and the Global Intercompany Note accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent.

(m) All costs, fees, expenses (including reasonable legal fees and expenses and the Fees) and other compensation payable to the Administrative Agent or the Lenders on or prior to the Closing Date shall have been paid to the extent due, so long as the same shall have been invoiced prior to the Closing Date.

(n) The Collateral Agent shall have received a duly executed Perfection Certificate dated on or immediately prior to the Closing Date. The Collateral Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Loan Parties, and such search shall reveal no Liens on the Collateral except for Permitted Liens and Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Lenders.

(o) After giving effect to the Transactions, none of the Loan Parties shall have any outstanding Indebtedness, other than the Loans hereunder and the Indebtedness permitted under Section 6.01.

(p) The Lenders shall have received the financial statements described in Section 3.05.

(q) The Lenders shall have received a certificate from a Financial Officer of each of the Loan Parties listed on Schedule 3.22 certifying that such Loan Party, after giving effect to the Transactions, meets the solvency criteria set out in Section 3.22.

(r) All material governmental and third party consents and approvals with respect to the Transactions shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, active or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.

(s) The Lenders shall have received, prior to the Closing Date, all documentation and other information requested by the Lenders and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(t) (i) The board of directors of CEI shall have been increased by two members (being D. Dwight Scott and Jason New) and each of such members shall have been designated by the Lenders and (ii) the board of directors of CQP GP shall have been increased by one member (being James Bennett) and such member shall have been designated by the Lenders.

(u) AMEX shall have provided written confirmation that approval of the shareholders of CEI is not required for the Transactions.

(v) Evidence satisfactory to the Lenders that each of the Intercompany Notes between the Loan Parties in existence prior to the Closing Date have, on or before the Closing Date, been terminated and replaced by the Global Intercompany Note.

(w) Each Lender shall be satisfied, in its discretion, with the results of its legal due diligence with respect to the Loan Parties and the Transactions.

(x) Administrative Agent and JPMorgan Chase Bank, N.A. shall have entered into an account control agreement with respect to the account of Holdings into which all receipts from the payors under the Management Services Agreements are deposited.

(y) The Lenders shall have received all fees due and payable to the Lenders on the Closing Date with respect to the initial Loan made on the Closing Date under the terms of the Commitment Letter.

(z) Administrative Agent and the Lenders shall have received such other documents, information or agreements regarding the Loan Parties as Administrative Agent and/or the Lenders may reasonably request.

SECTION 4.03. Delayed Draw Loan. (a) On the Delayed Draw Borrowing Date, the Lenders shall have received all fees due and payable to the Lenders on the Delayed Draw Borrowing Date and with respect to the Delayed Draw Loan under the terms of the Commitment Letter

(b) Simultaneously with the making of the Delayed Draw Loan, the TUA Reserve Account shall be funded in an amount sufficient to cause the aggregate amount on deposit in the TUA Reserve Account to be not less than $135,000,000.

ARTICLE V.

Affirmative Covenants

Each of the Loan Parties covenants and agrees with each Lender (unless such covenant indicates that it is made only by a specific Loan Party or group of Loan Parties, in which case such covenant shall apply only to such Loan Party or Loan Parties, as the case may be) that so long as this Agreement shall remain in effect and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, such Loan Party will:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, and authorizations and Intellectual Property material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; comply with the terms of, and enforce its rights under, each material lease of Real Property and each other material agreement so as to not permit any material uncured default on its part to exist thereunder; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c) As to the Borrower only, do or cause to be done to (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of the Borrower, (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of the Borrower, and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings or undertake actions by written consent to authorize and approve the Borrower’s actions, and any such meetings will be separate from those of other entities.

SECTION 5.02. Obligations and Taxes. Other than in respect of amounts being contested in good faith by appropriate proceedings and for which reserves required by GAAP have been established, pay when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof.

SECTION 5.03. Financial Statements, Reports, etc. (a) CEI shall furnish to the Administrative Agent (who will furnish such information to the Lenders) within 90 days after the end of each fiscal year, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of CEI and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of CEI and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the foregoing information shall be deemed to have been furnished to the Administrative Agent when filed by CEI in electronic format with the SEC and made available on EDGAR;

(b) CEI shall furnish to the Administrative Agent (who will furnish such information to the Lenders) within 45 days after the end of each fiscal quarter, the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of CEI and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, certified by a Financial Officer of CEI as fairly presenting in all material respects the financial condition and results of operations of CEI and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing information shall be deemed to have been furnished to the Administrative Agent when filed by CEI in electronic format with the SEC and made available on EDGAR;

(c) CEI shall furnish to the Administrative Agent (who will furnish such information to the Lenders), together with each delivery of financial statements of CEI pursuant to Section 5.01(a) and (b), a certificate of a Financial Officer of CEI indicating that no default or Event of Default has occurred and is continuing or if any such Default or Event of Default has occurred and is continuing, the details thereof and the action the Loan Parties are taking in respect thereof;

(d) CEI shall furnish to the Administrative Agent (who will furnish such information to the Lenders) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of CEI or any of its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

(e) CEI shall notify the Administrative Agent in advance of taking any action that it reasonably believes or reasonably concludes would result in CEI no longer being legally able to deliver a FIRPTA Certificate after taking such action; and

(f) CEI shall promptly furnish to any Lender upon its written request, as long CEI is legally able to do so, a FIRPTA Certificate and all supporting calculations.

SECTION 5.04. Litigation and Other Notices. Furnish to the Administrative Agent (who will furnish such information to the Lenders):

(a) prompt written notice of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) prompt written notice of the filing or commencement of, or any threat or notice of intention of any person or class to file or commence, any action (including a class action), suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against any Loan Party or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(c) prompt written notice of the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries, either individually or in an aggregate amount exceeding $5,000,000;

(d) any notice delivered by or on behalf of (x) Sabine to the holders of the Sabine Notes or (y) the borrower under the CSH Credit Agreement;

(e) any notice of any default or event of default under any agreement in respect of Indebtedness (other than the Loan Documents) of any Loan Party, CQP or Sabine in excess of $10,000,000;

(f) any notice of any default or termination received by Sabine of which any Loan Party has knowledge under any TUA, other Material Project Document or Phase 2-Stage 1 EPC Arrangement (as such terms are defined in the Sabine Indenture);

(g) prompt written notice of any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(h) prompt written notice of the entering into any agreement that would constitute or give rise to a Change of Control.

SECTION 5.05. Information Regarding Collateral. Furnish to each of the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in its legal name, (ii) in the location of any its chief executive office, its principal place of business, any office in which it maintains books or records relating to the Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or legal existence or (iv) in its Federal Taxpayer Identification Number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions have been taken that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Loan Party also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral owned by it is damaged, destroyed, abandoned or otherwise compromised.

SECTION 5.06. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each of the Loan Parties will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its financial records and the properties at reasonable times, but no more than twice annually, or, if an Event of Default has occurred and is continuing, as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss its affairs, finances and condition with its officers and independent accountants all at such reasonable times as may be requested; it being understood, for the avoidance of doubt, that disclosure of any information that a Loan Party reasonably considers to be a trade secret or similar confidential information is subject to the provisions of Section 9.16.

SECTION 5.07. Use of Proceeds. The Borrower will use the proceeds of the Loans (a) to repay in full all obligations outstanding under the Existing Credit Agreement, (b) to pay fees and expenses in connection with the Transaction, (c) to deposit $135,000,000 in the TUA Reserve Account and (d) the remaining proceeds of the Loans to fund working capital and general corporate needs of Borrower and CEI.

SECTION 5.08. Additional Collateral/Subsidiaries etc. With respect to any Collateral created, developed, or acquired by it after the Closing Date as to which the Collateral Agent does not have a first priority perfected security interest for the benefit of the Secured Parties (subject only to Permitted Liens and the Liens securing the Crest Obligations), promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Documents as the Collateral Agent or the Required Lenders reasonably deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Required Lenders, the Administrative Agent or the Collateral Agent.

SECTION 5.09. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request or as may be necessary, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any addition thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any of the Loan Parties which may reasonably be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each Loan Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from it for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.10. Single Purpose Entity; Separateness. (a) The Borrower shall solely conduct the business contemplated to be conducted by it pursuant to the Loan Documents, shall have no outstanding Indebtedness or other liabilities (other than the Permitted Indebtedness), and shall be a party to, and be bound by, solely the Loan Documents to which it is a party, and no other contract, except for banking agreements, process agent agreements, similar agreements, and other agreements not otherwise prohibited under this Agreement which are incidental to conducting its business as permitted hereunder and under its Organizational Documents.

(b) The Borrower shall have no Subsidiaries.

(c) The Borrower shall maintain separate bank accounts and separate books of account from the other Loan Parties and all other Persons.

(d) The Borrower shall conduct its business and operations separate and apart from that of any other person (including the owners of its Equity Interests and their Affiliates) and solely in its own name in a manner not misleading to other persons as to its identity, and not identify itself as a division of any other entity, and shall generally hold itself out as a separate entity, correct any known misunderstanding regarding its separate identity, conduct its dealings with third parties (including the owners of its Equity Interests and their Affiliates) on an arm’s length, fair and reasonable basis, and observe all procedures and organizational formalities under applicable law, or pursuant to the terms of its Organizational Documents.

(e) The Borrower shall not commingle or pool its funds or other assets with those of any other person and shall maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other person.

(f) The Borrower shall not pay, guarantee, become obligated for, hold out its credit as being available to satisfy, or pledge its assets to secure the obligations or liabilities of any other person (other than the pledge of the Borrower’s assets pursuant to a Security Document to which it is a party).

SECTION 5.11. Use of Funds in the TUA Reserve Account. (a) Borrower shall remit into the TUA Reserve Account all distributions it receives with respect to the Units, and Holdings shall cause CSH and CQP GP to remit into the TUA Reserve Account all distributions received by them from CQP. The TUA Reserve Account shall be operated in accordance with the terms of the Depositary Agreement. The TUA Reserve Account will be eliminated in its entirety, and all funds will be made available to CEI only upon the payment of the Loans or exchange of the Loans into Equity Interests pursuant to Section 2.13, in each case such that all Loans (including all Permitted Accrued Interest and accrued interest) are repaid.

(b) Not less than 30 days prior to the end of each calendar quarter, there shall be on deposit in the TUA Reserve Account an amount not less than the Reservation Fee and Operation Fee required to be paid by CMI to Sabine under the CMI TUA for the three months following the end of such calendar quarter.

(c) Immediately upon receipt by any Loan Party of amounts released from the CQP Distribution Reserve Account as contemplated by Section 6.17, such Loan Party shall deposit such amounts in the TUA Reserve Account.

(d) Upon receipt of the Put Notice, the Loan Parties shall not release any funds from the TUA Reserve Account other than in accordance with the terms of the Depositary Agreement.

SECTION 5.12. Deposits of Payments under Management Services Agreements. CEI shall cause all payments made by the payor under each Management Services Agreement to be deposited in an account in the name of Holdings, such account to be subject to a first priority (subject to Permitted Liens in respect of the Crest Obligations and the Permitted Liens specified in Section 6.02(a)(xi) only) security interest in favor of the Collateral Agent.

SECTION 5.13. Insurance. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of such Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

SECTION 5.14. Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.15. HSR Compliance. At any time that any Lender gives notice that it intends to exchange its Loans (to the extent that such notification may be required for the exchange by such Lender) or at any time that the Borrower exercises its rights under Section 2.08, (i) CEI shall make any required filings under the HSR Act, (ii) the Borrower shall use its commercially reasonable efforts to supply each Lender with such information and shall take other commercially reasonable actions as required in order to enable such Lender to make any required filings under the HSR Act and (iii) the Borrower and CEI shall use their commercially reasonable efforts to comply with any formal or informal requests for additional information from the United States Department of Justice and the Federal Trade Commission in connection with such exchange.

SECTION 5.16. Permitted Capital Projects. The Borrower shall cause any Permitted Capital Projects with respect to the Pipeline Entities to be pledged as Collateral for the Obligations, subject in the case of priority only to any lien on a Permitted Capital Project required to secure the Permitted Pipeline Indebtedness.

SECTION 5.17. Taxes. The Borrower shall pay any Other Taxes relating to the execution, delivery or registration of this Agreement or any notes issued hereunder.

SECTION 5.18. Certain Post-Closing Matters. (a) CEI shall, within thirty (30) days after the Closing Date, increase its board of directors by one member, provided that such member shall (i) be acceptable to both the board of directors of CEI and the Required Lenders and (ii) not be an employee of, or other Affiliate of, either the Borrower or any of the Lenders.

(b) Borrower shall use its commercially reasonable efforts to liquidate each of Cheniere International Investments, B.V., J&S Cheniere S.A., Cheniere Maritime Services, LLC and Cheniere LNG International S.à.r.L. as promptly as practical and shall not incur any expenses with respect to such entities that are not related to the winding up of and liquidation of such entities.

(c) Within five (5) Business Days following the Closing Date, the Borrower shall cause CCTP to deliver evidence from the appropriate authority in the State of Louisiana that CCTP is qualified to do business in the State of Louisiana.

(d) Promptly and in any event within thirty (30) days after the Closing Date, the Borrower shall cause each Grantor under the Security Documents to cause the Organizational Documents applicable to each interest in any domestic partnership or limited liability company included in the Collateral to be amended to include the following provision (or such other provision acceptable to the Lenders):

“[The Company] hereby irrevocably elects that all [membership/partnership] interests in [the Company] shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation and, to the extent permitted by applicable law, each other applicable jurisdiction. This provision shall not be amended, and any purported amendment to this provision, shall be null and void unless the Required Lenders under that certain Guarantee and Collateral Agreement dated August 15, 2008 have consented to such amendment or such Guarantee and Collateral Agreement shall have been terminated in accordance with its terms.”

(e) Promptly and in any event within thirty (30) days after the Closing Date, (A) the Borrower shall cause each Grantor to cause each issuer of Pledged Securities that is a partnership or limited liability company to issue one or more certificates (each a “Stock Certificate”) evidencing the partnership interests or membership interests, as the case may be, in such Pledged Securities and cause each such Stock Certificate to include the following legend (or such other legend acceptable to the Lenders):

“This certificate evidences an interest in [insert name of issuer] and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the state of its formation and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.”

and (B) the Borrower shall cause each Grantor to deliver such Stock Certificates to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to the applicable Security Documents.

ARTICLE VI.

Negative Covenants

Each of the Loan Parties covenants and agrees with each Lender (unless such covenant indicates that it is made only by a specific Loan Party or group of Loan Parties, in which case such covenant shall apply only to such Loan Party or Loan Parties, as the case may be) that so long as this Agreement shall remain in effect and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, such Loan Party will abide by the following negative covenants.

SECTION 6.01. Indebtedness. (i) None of the Loan Parties shall incur, create, assume or permit to exist any Indebtedness, except the following (“Permitted Indebtedness”):

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(c) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by such Loan Party or its Subsidiary;

(d) Indebtedness existing as of the Closing Date, as set forth on Schedule 6.01;

(e) the Crest Obligations;

(f) Indebtedness of such Loan Party owing to any other Loan Party other than CEI or Holdings, provided that such Indebtedness is (i) evidenced by the Global Intercompany Note, (ii) subordinated to the first priority security interest under the applicable Security Agreement, and (iii) unsecured and subordinated to the Obligations, pursuant to the terms of the Global Intercompany Note;

(g) guarantees by such Loan Party of Indebtedness of any other Loan Party, provided that no Loan Party shall guarantee the Indebtedness of CEI or Holdings;

(h) Guarantees by CEI for (X) Indebtedness of the Marketing Entities incurred to finance or hedge the purchase, sale, shipping, storage, processing, pipeline transportation, and trucking of LNG, natural gas, natural gas liquids, or liquid petroleum gases and (Y) other ordinary course commercial obligations of the Marketing Entities that do not constitute Indebtedness; provided, that such Guarantees pursuant to this Section 6.01(h) shall not guarantee an amount in excess of the CEI Threshold;

(i) Permitted Pipeline Indebtedness;

(j) Indebtedness incurred to finance the acquisition, construction, repair or improvement of any fixed or capital assets, including Capital Lease Obligations, and Indebtedness assumed in connection with the acquisition, construction, repair or improvement of any such assets, and in each case, including renewals, extensions, refinancings and replacements therefor; provided, however, that (i) recourse is only to the assets financed with such Indebtedness, or if such Indebtedness is incurred to expand, repair or improve an asset, recourse may include the entire asset as so expanded, repaired or improved which may include recourse to the owner of the assets if such assets constitute not less than 90% of the total assets of such Person, and (ii) a commitment for the full amount of the Indebtedness required for any such construction, repair or improvement shall have been obtained before any Indebtedness permitted by this paragraph shall be incurred;

(k) Indebtedness of any Person that becomes a Subsidiary of a Loan Party after the date hereof; including renewals, extensions, and refinancings thereof, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) none of CEI or any of its other Subsidiaries nor any of their assets have any liability for the repayment thereof;

(l) other unsecured Indebtedness of CEI not otherwise permitted above in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; and

(m) Indebtedness incurred to refinance obligations permitted under 6.01(d), provided that (i) the maturity date of any such refinanced Indebtedness is not prior to the Maturity Date, (ii) such refinanced Indebtedness shall not exceed in principal amount the Indebtedness being refinanced and (iii) such Indebtedness shall not be incurred, created or assumed if any Event of Default has occurred and is continuing or would result therefrom.

(ii) None of CEI or its Subsidiaries (other than CQP and its Subsidiaries) shall request any guarantees by CQP or its Subsidiaries of the Indebtedness of CEI or its Subsidiaries.

(iii) For the avoidance of doubt, nothing in this Agreement shall prohibit the granting of unsecured Guarantees by CEI for obligations other than Indebtedness.

SECTION 6.02. Liens.

(a) None of the Loan Parties shall create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (each, a “Permitted Lien”):

(i) any Lien created under the Loan Documents;

(ii) [RESERVED];

(iii) Liens securing Permitted Indebtedness, provided that no Loan Party shall create Liens securing any other Loan Party’s Indebtedness other than as provided in Sections 6.01(a), 6.01(b), 6.01(d) (to the extent such Liens exist on the date of this Agreement), 6.01(e), 6.01(i) (to the extent provided in the definition of Permitted Pipeline Indebtedness) and 6.01(m) (to the extent of the security which secured the original Indebtedness);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by such Loan Party or its Subsidiary or existing on any property or asset of any Person that is merged or consolidated with or into the Loan Party or any its Subsidiary or becomes a Subsidiary after the date hereof prior to the time such Person is so merged or consolidated or becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property, assets, or the merged entity’s Equity Interests (to the extent the Lenders do not have a Lien on the existing property or assets of any Loan Party or any of its other Subsidiaries) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof;

(v) judgment Liens securing judgments not constituting an Event of Default under Article VII;

(vi) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens; provided that (i) the applicable deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any of the Loan Parties, as the case may be, in excess of those set forth in regulations promulgated by the Board and (ii) the applicable deposit account is not intended by the applicable Loan Parties, as the case may be, to provide collateral or security to the applicable depositary institution or any other person;

(vii) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the development, operation and maintenance of such Loan Party’s or its Subsidiaries’ properties and operations each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which reserves required by GAAP have been maintained;

(viii) Liens incurred on the assets of such Loan Party or its Subsidiaries in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of its assets on account thereof, in each case, excluding any Liens on assets of CEI in connection with any Guarantees by CEI otherwise permitted hereunder;

(ix) contractual Liens which arise in the ordinary course of the business of such Loan Party or its Subsidiaries pursuant to agreements which are usual and customary in the oil and gas exploration, production and pipeline business (exclusive of obligations for the payment of borrowed money or other Indebtedness) and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which reserves required by GAAP have been maintained, provided that any such Lien referred to in this clause shall not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property subject thereto and, in each case, excluding any Liens on assets of CEI in connection with any Guarantees by CEI otherwise permitted hereunder;

(x) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of such Loan Party or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such property for the purposes of which such property is held or materially impair the value of such property subject thereto; or

(xi) Liens for Taxes and other statutory Liens that are not delinquent or that are being contested in good faith by appropriate proceedings and for which reserves required by GAAP have been maintained; and

(xii) any Liens existing on the Closing Date, as set forth on Schedule 6.02.

(b) No Loan Party shall create, incur, assume or permit to exist any Liens on the Pledged Securities owned by them other than Liens granted pursuant to the Security Documents.

(c) No Loan Party shall create, incur, assume or suffer to exist any Lien on CQP GP other than pursuant to the Loan Documents.

SECTION 6.03. Sale and Lease-Back Transactions. No Loan Party shall enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 6.04. Investments, Loans and Advances. Borrower shall not purchase, hold or acquire any Equity Interests, evidence of Indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except (i) Permitted Investments, (ii) the Units, and (iii) the Global Intercompany Note.

No Loan Party other than the Borrower shall, directly or indirectly, make or own any Investment in any Person, except:

(a) Investments in Cash and Cash Equivalents;

(b) Equity Investments owned as of the Closing Date and Investments made after the Closing Date in any Loan Party subject, (X) in the case of CEI, to the limitations set forth in Section 6.04(d) and (Y) in the case of Holdings, to Holdings making or owning Investments under paragraphs (i), (iii) and (iv) of the definition of Ordinary Course Operations only;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Loan Parties; and

(d) Investments, the proceeds of which fund Ordinary Course Operations, subject (X) in the case of paragraph (v) of the definition of Ordinary Course Operations, to a maximum aggregate amount of the CEI Threshold at any time outstanding and (Y) in the case of each of paragraphs (vi), (vii), (viii) and (ix) of the definition of Ordinary Course Operations, to a maximum aggregate amount of $10,000,000 per fiscal year; provided that, in each case, any such Investment which is Indebtedness between Subsidiaries of CEI is evidenced by an intercompany note and such intercompany note is pledged to the Collateral Agent as security for the Obligations and is subjected to the Lien under the applicable Security Agreement; and provided further that, notwithstanding the foregoing provisions of this Section 6.04(d), a Loan Party may transfer Equity Interests of a Subsidiary to CEI or another Loan Party (other than to Holdings).

(e) Indebtedness of CQP owed to Cheniere Energy Shared Services, Inc. in an amount not to exceed $12,0000,000 plus accrued interest at any time outstanding. Such Indebtedness shall be repaid and cease to be outstanding on or before December 31, 2010.

Cheniere LNG Services, Inc. and Cheniere Energy Shared Services, Inc. may permit to exist on the Closing Date payables from J & S Cheniere, S. A. In connection with the liquidation and dissolution of J & S Cheniere S.A., Cheniere LNG Services, Inc. and Cheniere Energy Shared Services, Inc. may write off such receivables at any time.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions; Issuance of Equity.

(a) No Loan Party other than CEI shall merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, or sell, transfer, lease, license, abandon, cancel, permit to lapse, assign, convey, transfer or otherwise dispose of (in one transaction or in a series of transactions) any assets (whether now owned or hereafter acquired) of such Loan Party, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, or issue or sell any Equity Interest in such Loan Party other than to another Loan Party (provided that the Borrower shall not be permitted to take any such action with any Person).

(b) CEI shall not consolidate with or merge into any other Person (in a transaction in which CEI is not the surviving Person) or convey, transfer or lease all or substantially all of CEI’s properties and assets to any successor Person, unless:

(i) either:

A. the resulting, surviving or transferee Person is CEI, or

B. the resulting, surviving or transferee Person is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Required Lenders, all of the obligations of CEI under the Loan Documents;

C. CEI has delivered to the Lenders an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease comply with this section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c) Upon any consolidation of CEI with, or merger of CEI into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of CEI in accordance with Section 6.05(b), the successor Person formed by such consolidation or into which CEI is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, CEI under this Credit Agreement and the other Loan Documents with the same effect as if such successor Person had been named as CEI herein.

(d) No Loan Party shall engage in any Asset Sales other than (i) the sale of the interests in or assets of Cheniere FLNG, L.P. and its Subsidiaries (provided the proceeds of such sales are used to prepay the obligations under the CSH Credit Agreement (or if such obligations are no longer outstanding, other Indebtedness of the Loan Parties)), (ii) disposals of obsolete, worn out or surplus property, (iii) sales of inventory, oil, gas, and LNG, (iv) Asset Sales between Loan Parties other than CEI and Holdings, (v) the issuance of Equity Interests which evidence Investments permitted by Sections 6.04(b) or 6.04(d) and (vi) Asset Sales in addition to those described above (other than any disposal of interests in CQP GP, the GP Interests in CQP, Units, or any of the subordinated units of CQP) which, when aggregated with all other Asset Sales other than those described above, are less than $10,000,000 per fiscal year in the aggregate.

SECTION 6.06. Transactions with Affiliates. (a) No Loan Party shall engage in any transaction with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) a transaction in which the Loan Party and such Affiliate is currently engaged, (iii) required by law or (iv) on terms no less favorable in all material respects to the Loan Party than it would obtain in a comparable arm’s length transaction with a person which is not an Affiliate, or, if no comparable arm’s length transaction with a person that is not an Affiliate is available, then on terms that are determined by the board of directors (or similar governing body) of the Loan Party to be fair in light of all factors considered by such board of directors (or similar governing body) pertinent to the Loan Party.

SECTION 6.07. Business of the Borrower. The Borrower shall not (i) engage in any business activity, except those business activities (A) engaged in on the date of this Agreement and (B) related to performing its obligations under, or as contemplated by, the Loan Documents or (ii) take any action or conduct its affairs in a manner, which is likely to result in the separate existence of the Borrower from any Affiliate of the Borrower being ignored by any court of competent jurisdiction.

SECTION 6.08. No Subsidiaries or Joint Ventures. The Borrower shall not create, form, acquire or permit to exist any direct or indirect Subsidiary or enter into any partnership (other than CQP) or joint venture, or own any Equity Interests of any Person.

SECTION 6.09. Amendments or Waivers of Organizational Documents; Intercompany Loans and Management Services Agreements. Without the prior consent of the Required Lenders (i) the Borrower shall not agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or the Global Intercompany Note in a manner adverse to the Secured Parties (ii) Holdings shall not permit CQP GP to amend the CQP Partnership Agreement and (iii) no Loan Party which is a party to a Management Services Agreement will agree to any amendment to a Management Services Agreement to which it is a party.

SECTION 6.10. Restricted Payments. No Loan Party shall, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for a Restricted Payment except as follows:

(a) At any time following the third anniversary of the Closing Date (but not prior to such date), provided no Default or Event of Default has occurred and is continuing, CEI may make Restricted Payments in an aggregate amount not to exceed 50% of its Consolidated Net Income;

(b) [RESERVED];

(c) so long as no Default or Event of Default exists at the time of the respective Restricted Payment or would exist immediately after giving effect thereto, CEI may redeem or repurchase Equity Interests of the Borrower from officers, employees and directors of CEI or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee and/or director stock ownership plan that has been approved by the board of directors of CEI;

(d) Restricted Payments to any other Loan Party, other than CEI or Holdings (other than any Restricted Payment to Holdings by way of a distribution or dividend of common units, which shall be permitted hereunder);

(e) Restricted Payments from the TUA Reserve Account to CMI, to the extent permitted under the Depositary Agreement;

(f) Restricted Payments from any Loan Party to the Marketing Entities, provided that a Marketing Entity has made a substantially simultaneous cash equity contribution to one or more of the Loan Parties in an amount equal to such Restricted Payment; and

(g) Restricted Payments from any of the Loan Parties to CEI to fund Ordinary Course Operations, subject (X) in the case of paragraph (v) of the definition of Ordinary Course Operations, to the amount of such Restricted Payments during the term of this Agreement (net of equity contributions made by CEI to the other Loan Parties (other than Holdings)) not exceeding the CEI Threshold amount at any time, and (Y) in the case of each of paragraphs (vi), (vii), (viii) and (ix) of the definition thereof, to a maximum aggregate amount of $10,000,000 per annum; provided that, notwithstanding the foregoing provisions of this Section 6.10(g), a Loan Party may transfer Equity Interests of a Subsidiary to CEI or another Loan Party (other than to Holdings).

SECTION 6.11. Fiscal Year. Change its fiscal year end to a date other than December 31.

SECTION 6.12. CMI TUA. CEI will not permit CQP GP to amend the CMI TUA (x) in any manner that would enable Total or Chevron to reduce its monthly operating fee or reservation fee or (y) in any manner that would cause Sabine’s fixed charge coverage ratio under its Indenture to be less than 2.0x.

SECTION 6.13. Total/Chevron TUAs. CEI will not permit CQP GP to amend the Total TUA or Chevron TUA to decrease the tenor, reduce the monthly reservation fee or operating fee, amend the force majeure provisions, the taxes and regulatory costs sharing provisions, or the agreement termination provisions in a manner adverse to the Borrower, or reduce the aggregate amount of any guarantee in respect of such termination use agreement.

SECTION 6.14. Management Services Agreements. CEI will not permit any Loan Party or CQP GP to take any action that would cause a reduction in the payments under, reduce the tenor of or make any other material change to any of the Management Services Agreements.

SECTION 6.15. Subsidiaries. None of the Loan Parties that owns any other Loan Party shall create any direct or indirect intermediate Subsidiary between such Loan Party and such Subsidiary Loan Party.

SECTION 6.16. Modification of Other Indebtedness. (a) No Loan Party shall agree, or shall permit its Subsidiaries to agree, to any amendment, modification or supplement to the CHS Credit Agreement, the Sabine Notes or the CEI Indenture the effect of which is to:

(i) increase the rate of interest thereon or maximum principal amount thereof, other than through payment-in-kind of interest; provided, that such payment-in-kind interest shall bear the same interest rate and have the same or longer maturity as the underlying obligations;

(ii) change the dates upon which payments of principal or interest thereon are due, other than to extend such dates;

(iii) change or add any event of default or any covenant with respect thereto (other than a waiver of any event of default or any such change that makes any such covenant or event of default less restrictive);

(iv) change any redemption, prepayment or defeasance provisions thereof; or

(v) change or amend any other term thereof if such change or amendment (together will all other amendments or changes made, would increase the obligations of the obligor thereunder or confer additional rights on holders thereof (or a trustee or other representative on their behalf) in a manner materially adverse to the Lenders.

For the avoidance of doubt, nothing in this Agreement shall prohibit the issuance of Additional Notes (as defined in the Sabine Indenture) or other Indebtedness of Sabine permitted by the Sabine Indenture.

(b) No Loan Party shall, or shall permit its Subsidiaries to, voluntarily prepay any amounts outstanding under the CHS Credit Agreement, the Sabine Notes or the CEI Indenture prior to their respective maturity dates, other than pursuant to a refinancing pursuant to Section 6.01(m).

SECTION 6.17. Distribution Reserve. Holdings shall not take any action to prevent, and shall take such actions as required by it to cause, all funds remaining in the CQP Distribution Reserve Account to be distributed to the TUA Reserve Account as promptly as permitted.

ARTICLE VII.

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 2.13, Section 5.01(a), Section 5.03, Section 5.07, Section 5.11 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days;

(f) CQP, Sabine or any Loan Party shall default in the observance or performance of any agreement or condition relating to any Indebtedness (including any Guarantee of Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) any disposition of assets giving rise to a repayment or prepayment obligation on Indebtedness secured by such assets and (y) the issuance of Equity Interests or Indebtedness giving rise to a repayment obligation with respect to the proceeds of such issuance, provided in each case such payment is timely made), the effect of which default or other event or condition is to cause such Indebtedness to become due prior to its stated maturity or (in the case of any Guarantee of Indebtedness) to become due or payable in respect of any such accelerated Indebtedness; provided, that a default, event or condition described in this clause (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause (f) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party , or of a substantial part of the property or assets of such Loan Party under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property or assets of such Loan Party or (iii) the winding-up or liquidation of any Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of the property or assets of such Loan Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or other judgments that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of such Loan Party to enforce any such judgment;

(j) an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Loan Party and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Credit Agreement Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Credit Agreement Guarantor shall deny that it has any further liability under its Credit Agreement Guaranty (other than as a result of the discharge of the Credit Agreement Guarantor in accordance with the terms of the Loan Documents);

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Grantor not to be, a valid, perfected and, with respect to the Secured Parties, first priority Lien on any Collateral (subject only to Permitted Liens and Liens securing the Crest Obligations) covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent (i) to maintain possession of certificates representing Equity Interests pledged under a Security Agreement or (ii) to file or continue any financing statement with respect to the Collateral;

(m) Holdings shall fail to appoint within ten (10) days following the designation by the Required Lenders one board member designated by them to the board of directors of CQP GP;

(n) the members of the board of directors of CEI shall fail to appoint (i) two individuals designated by the Required Lenders to CEI’s board of directors as Class I Directors within ten (10) days following the designation by the Required Lenders or (ii) one individual chosen jointly by the Required Lenders and CEI’s board of directors within thirty (30) days following his nomination by them; or

(o) the Borrower shall fail to repay on the date required pursuant to Section 2.09 the entire principal amount of and accrued interest (including Permitted Accrued Interest) on the Loans,

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: the Administrative Agent at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to them under the Credit Agreement Guaranties or to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon (including without limitation the Permitted Accrued Interest) and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to them under the Credit Agreement Guaranties or to a secured party under the Security Documents or applicable law or in equity.

ARTICLE VIII.

The Agents

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf, including the execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an

Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any of their respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and, without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be required under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any of the Loan Parties or any of their respective Affiliates that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be required under the circumstances as provided in Section 9.08), or with respect to any action requested to be taken pursuant to Section 6.09 of the LNG Entities Guarantee and Collateral Agreement or with respect to any action requested to be taken pursuant to Section 3.6 of the Depositary Agreement, or by reason of a Crest Remedy Instruction (as defined in the Depositary Agreement), or in the absence of its own gross negligence or willful misconduct as determined by the non-appealable judgment of a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof (which notice shall state the following: “This is a Notice of Default under that certain $250,000,000 Credit Agreement, dated as of August 15, 2008, among Cheniere Common Units Holding, LLC, a Delaware limited liability company, the Loan Parties from time to time party thereto, the Lenders time to time party thereto and The Bank of New York Mellon”) is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Notwithstanding anything to the contrary in this Agreement, each Lender, by delivering its signature page to this Agreement, or an Assignment and Acceptance, and funding its Loans on the Closing Date or its Delayed Draw Loans on or prior to the Maturity Date, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Delayed Draw Loans, and the Administrative Agent shall be entitled to rely on such confirmation. Other than with respect to the rights and powers delegated to the Collateral Agent that do not require the exercise of discretion on its behalf, the Collateral Agent acknowledges and agrees that any action taken by the Collateral Agent under the Loan Documents shall be made at the direction of the Required Lenders or, as the case may be, each of the Lenders as may be required pursuant to Section 9.08. The Lenders shall not assert and hereby waive, any claims against any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof. No Agent shall be liable to any Lender for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent and the Collateral Agent under Section 9.05(a) and (b), each Lender severally agrees to pay to the Administrative Agent and Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnitied loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and the Collateral Agent. For purposes hereof, a Lender’s pro rata share shall be determined based upon its share of the outstanding Loans at the time.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the Lenders and the Borrower, and the Requisite Lenders at any time may require the Administrative Agent and/or the Collateral Agent to resign upon written notice thereto. Upon any such resignation, or such notice of requirement to resign, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuance of an Event of Default no such consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the resignation shall nonetheless be effective. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent. Upon the earlier to occur of the appointment of a successor Agent and such 60 day period, the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent. In addition, notwithstanding the effectiveness of a resignation by the Administrative Agent hereunder, (a) the retiring Administrative Agent may, in its sole discretion, continue to provide the services of the Administrative Agent solely with respect to administering, collecting and delivering any payments of principal, interest, fees, premium or other amounts in respect of the Loans and maintaining the books and records relating thereto (such Administrative Agent acting in such capacity, the “Paying Agent”), (b) the term “Administrative Agent” when used in connection with any such functions shall be deemed to mean such retiring Administrative Agent in its capacity as the Paying Agent and (c) such retiring Administrative Agent shall, in its capacity as the Paying Agent, continue to be vested with and enjoy all of the rights and benefits of an Administrative Agent hereunder.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction in, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

The exculpatory and indemnification provisions in favor of either Agent contained in this Agreement shall be deemed to be incorporated into all other Loan Documents and shall be in addition to all such exculpatory or indemnification provisions contained therein. In the event of any conflict between such provisions in such other Loan Documents and the provisions contained herein, the provisions contained herein shall control.

Each of the parties hereto hereby (i) acknowledges that The Bank of New York Mellon is being asked to act in multiple capacities as Administrative Agent, Collateral Agent and as a Depositary Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against The Bank of New York Mellon any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

ARTICLE IX.

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower to Cheniere Common Units Holding, LLC, 700 Milam Street, Suite 800, Houston, Texas 77002, Attention: Graham McArthur, Treasurer, Facsimile No.: (713) 375-6290, Telephone No.: (713) 375-5290;

(ii) if to the Administrative Agent or the Collateral Agent, to The Bank of New York Mellon, 600 East Las Colinas Blvd, Suite 1300, Irving Texas 75039, Attention: Bob Hingston/Risk Management, Facsimile No.: (972) 401-8555, Telephone No.: (972) 401-8500; and

(iii) if to a Lender, to it at its address (or fax number) set forth in Appendix A to this Agreement or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or set forth in its Administrative Questionnaire;

provided that, upon receipt of prior consent from the Administrative Agent, any notice delivered by the Borrower pursuant to Article II may be delivered via email (to be promptly confirmed by written or fax notice).

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto in accordance with the provisions hereof.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any such other party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Section 2.11 and Section 9.05 and Article VIII shall survive and remain operative and in full force and effect regardless of the expiration or termination of this Agreement (or any provisions hereof), the consummation of the Transactions, the repayment of any Loan, the invalidity or unenforceability of any provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement and each other Loan Document shall become effective when it shall have been executed by each of the parties hereto and thereto and when the Administrative Agent shall have received counterparts hereof and thereof which, when taken together, bear the signatures of each of the other parties hereto and thereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the

Borrower, the other Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign at any time (i) to any person meeting the criteria of clauses (a), (b) and (c) of the definition of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and (ii) to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided, however, that solely with respect to clause (ii) hereof (A) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and the Borrower shall be provided a notice thereof (failure to deliver such notice shall not invalidate such assignment), (B) the amount of the Loan (and the Exchangeable Portion, if any) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or, if less, the entire remaining amount of such Lender’s Loans) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Loans); provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (D) the Eligible Assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable Tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (1) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11 and Section 9.05, as well as to any Fees or other amounts accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Eligible Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such Eligible Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the financial information referred to in Section 3.05 or delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such Eligible Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such Eligible Assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Irving, Texas (i) a copy of each Assignment and Acceptance delivered to it and (ii) a register (the “Register”) for the recordation of the names and addresses of each Lender, and the Commitment of, and principal amount (and Exchangeable Portion) of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), all applicable Tax forms and the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing a Credit Agreement Guarantor or all or any substantial part of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the Eligible Assignee or participant or proposed Eligible Assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such Eligible Assignee or participant or proposed Eligible Assignee or participant shall execute an agreement whereby such Eligible Assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Eligible Assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket costs and expenses incurred by GSO and the Administrative Agent and the Collateral Agent in connection with the closing and the preparation and in the case of the Administrative Agent and the Collateral Agent, administration of this Agreement and the other Loan Documents or in connection with any assignments (for so long as GSO and its Affiliates constitutes the Required Lenders), amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including in each case the reasonable fees, disbursements and other charges of counsel for the Administrative Agent and the Collateral Agent and Lenders, and, in connection with any such enforcement or protection, the fees, disbursements and other charges of any counsel for the Administrative Agent, Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, enforcement or administration of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials at or from any property owned or operated by any of the Loan Parties, or any Environmental Liability related in any way to any of the Loan Parties (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee).

(c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable to any Loan Party or any of its Subsidiaries for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. No Indemnitee shall be liable (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of its Subsidiaries (other than the Lenders’ contractual liability for material breach in bad faith under this Agreement to make a Loan on the Closing Date) except to the extent such liability is found in a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, any Affiliate of such Indemnitee or any officer, director, employee, advisor, representative or agent of such Indemnitee or any such Affiliate.

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, subject to consent of the Administrative Agent, not to be unreasonably withheld, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender and its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of, or date for the payment of any interest or principal on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, or (ii) increase or extend the Commitment of any Lender, or decrease or extend the date for payment of any Fees payable to such Lender, without the prior written consent of such Lender, or (iii) amend or modify the pro rata requirements of Section 2.12, the mandatory prepayment provisions of Section 2.10, the provisions of Section 9.04(j), the provisions of this Section or the definition of the term “Required Lenders,” without the prior written consent of each Lender, or (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, or (v) release all or any substantial part of the Collateral without the prior written consent of each Lender or (vi) release any Credit Agreement Guarantor, without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable. Notwithstanding the foregoing, any change in the definition of “Change of Control” that affects any Loan Party other than CEI shall only require the consent of the Required Lenders.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement and each other Loan Document may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement and each other Loan Document by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement or such other Loan Document, as the case may be.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

(a) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of, and to not use (other than in connection with the Transactions) the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees, trustees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners or the Board), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective Eligible Assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16, or (h) to any ratings agency when required by it. For the purposes of this Section, “Information” shall mean all information received from any Loan Party and related to any Loan Party or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by such Loan Party; provided that, in the case of Information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders or any Agent related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. The Loan Parties agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Loan Parties, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Loan Parties with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Loan Parties on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (iv) the Loan Parties have consulted their own legal and financial advisors to the extent they deemed appropriate. The Loan Parties further acknowledge and agree that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Loan Parties agree that they will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Loan Parties, in connection with such transaction or the process leading thereto.

SECTION 9.19. Payments Set Aside. To the extent that any payment by or on behalf of the any Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent (to the extent not promptly paid by the Loan Parties), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.20. Tax Legend. FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE TAX CODE, THE LOANS ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF CHENIERE COMMON UNITS HOLDING, LLC, AT 700 MILAM STREET, HOUSTON TEXAS 77002 OR 713-375-5000, WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE LOANS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHENIERE COMMON UNITS HOLDING, LLC, as Borrower

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE ENERGY, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE MIDSTREAM HOLDINGS, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG SERVICES, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE PIPELINE COMPANY, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE PIPELINE GP INTERESTS, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

GRAND CHENIERE PIPELINE, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE SOUTHERN TRAIL GP, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG TERMINALS, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG HOLDINGS, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE ENERGY SHARED SERVICES, INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE CREOLE TRAIL PIPELINE, L.P., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE LNG O&M SERVICES, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE ENERGY OPERATING CO., INC., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

SABINE PASS TUG SERVICES, LLC, as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

CHENIERE SOUTHERN TRAIL PIPELINE, L.P., as a Loan Party

By:	/s/ Graham A. McArthur
Name:	Graham A. McArthur
Title:	Treasurer

BLACKSTONE DISTRESSED SECURITIES FUND L.P., as a Lender
By: Blackstone Distressed Securities Advisors L.P., its Investment Manager

By:	/s/ George Fan
Name:	George Fan
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS FUND LP, as a Lender
By: GSO Capital Partners, LP, its investment advisor

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

GSO COF FACILITY LLC, as a Lender
By: GSO Capital Partners LP as Portfolio Manager

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

GSO ORIGINATION FUNDING PARTNERS LP, as a Lender
By: GSO Capital Partners, LP, its investment advisor

By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer

SCORPION CAPITAL PARTNERS, LP, as a Lender
By: Scorpion GP, LLC

By:	/s/ Nuno Brandolini
Name:	Nuno Brandolini
Title:	Manager

THE BANK OF NEW YORK MELLON, as Administrative Agent and Collateral Agent

By:	/s/ Robert D. Hingston
Name:	Robert D. Hingston
Title:	Vice President